FOR IMMEDIATE RELEASE

Contact:   Jack L. Brozman, President & Chief Executive Officer
Paul Gardner, Chief Financial Officer
Concorde Career Colleges, Inc.
5800 Foxridge Drive, Suite 500
Mission, Kansas 66202
(913) 831-9977

Concorde Reports 2nd Quarter Results – Revenue Increase of 15%, Earnings Decrease of 19% and Earnings per Share Decrease of  21%.

Mission, Kansas, August 2nd, 2004...Concorde Career Colleges, Inc. (NASDAQ: CCDC), a provider of career training in allied health programs, today announced results for the quarter ended June 30, 2004. Revenue increased 15.3% to $20.6 million, new enrollments decreased 1.3% and net income was $1,197,000 or $.19 per diluted share for the quarter compared to $.24 in the 2nd quarter of 2003.

Jack Brozman, President & CEO said, “Our operating margin decreased compared to 2003 as we added additional costs in anticipation of new program additions. We moved four campuses to larger facilities in 2003 and 2004 and added additional classrooms at other locations. The additional rent, capital expenditures and resulting depreciation have been factors in our reduced margin. Our near term strategic plan is to grow revenue primarily by increasing the number of programs offered at each of our campuses. Expanded capacity and updated facilities provide us with the space for future growth. We added three programs in 2003, one program in the first quarter of 2004 and two programs in the second quarter of 2004. In addition, four programs have met all necessary regulatory approvals and will begin enrolling students in the third and fourth quarters of 2004, two of the programs are Associate of Science in Respiratory Therapy, the third program is Pharmacy Technician and the fourth program is Surgical Technologist.”

Balance Sheet and Other Items
  Cash and temporary investments were $19.3 million at June 30, 2004.
  Concorde has no debt as of the end of the quarter.
  Capital expenditures for the quarter were $220,000
  Capital expenditures for the six months ended June 30, 2004 were $2,276,000

Operating Results

Concorde's results for the quarter ended June 30, 2004 included the following:

   Revenue grew 15.3% to $20.6 million compared to $17.9 million in 2003.
   Diluted earnings per share was $.19 compared to $.24.
   Student enrollments decreased 1.3% to 2,154 for the quarter compared to 2,183 in 2003.
   Average student population increased 7.5% to 5,995 in 2004 compared with 5,579 in 2003.
   Net income decreased $288,000 to $1,197,000 for the quarter compared to $1,485,000 in 2003.

Concorde's results for the six months ended June 30, 2004 included the following:

  Revenue grew 16.3% to $41.0 million compared to $35.3 million in 2003.
  Diluted earnings per share was $.39 compared to $.48.
  Student enrollments increased 3.5% to 4,829 compared to 4,666 in 2003.
  Average student population increased 9.7% to 6,136 in 2004 compared with 5,595 in 2003.
  Net income decreased $519,000 to $2,501,000 compared to $3,020,000 in 2003.

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Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the 'safe-harbor' provisions of that act. Forward-looking statements regarding economic conditions, efforts of employees, year to year improvements, and effects of corporate initiatives, future profitability, projections, future revenue opportunities, and their impact on 2004 are forward looking statements and not historical facts. These statements are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand, acceptance of services offered by the Company, the Company's ability to maintain current expense and revenue levels, actions by competitors, impairment of federal funding, legislative action, student default rates, changes in federal or state authorization or accreditation changes, changes in market needs and technology, political or regulatory matters, litigation, general economic conditions, changes in management strategy and the Company's ability to leverage its curriculum and management infrastructure to build its student base. Actual results or events could differ materially from those discussed in the forward-looking statements. See the Company's reports on Forms 14A, 10-K and 10-Q filed with the Securities and Exchange Commission for further information. The Company disclaims any obligation to publicly update, revise or correct any forward looking statements, whether as a result of new information, future events or otherwise. To find out more about Concorde Career Colleges, Inc. (NASDAQ: CCDC), visit our website at www.concordecareercolleges.com.

Concorde Career Colleges, Inc.
Quarter Ended June30, 2004 and 2003
	2004	2003

Revenue	$20,627,000	$17,891,000
Instruction costs and services	6,451,000	5,339,000
Selling and promotional	2,803,000	2,334,000
General and administrative	8,499,000	7,281,000
Provision for uncollectible accounts	955,000	566,000

Total operating expense	18,708,000	15,520,000

Operating income	1,919,000	2,371,000
Non-operating income and interest, net	44,000	48,000
Provision for income taxes	766,000	934,000

Net income	$1,197,000	$1,485,000

Basic income per share	$0.20	$0.25
Basic weighted average shares	5,990,000	5,860,000
Diluted income per share	$0.19	$0.24
Diluted weighted average shares	6,330,000	6,317,000

Six Months Ended June30, 2004 and 2003
$ $	2004	2003

Revenue	$41,002,000	$$35,250,000
Instruction costs and services	12,907,000	10,597,000
Selling and promotional	5,456,000	4,456,000
General and administrative	16,894,000	14,265,000
Provision for uncollectible accounts	1,734,000	1,081,000

Total operating expense	36,991,000	30,399,000

Operating income	4,011,000	4,851,000
Non-operating income and interest, net	90,000	68,000
Provision for income taxes	1,600,000	1,899,000

Net income	$2,501,000	$3,020,000

Basic income per share	$0.42	$0.52
Basic weighted average shares	5,987,000	5,853,000
Diluted income per share	$0.39	$0.48
Diluted weighted average shares	6,349,000	6,279,000

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Condensed Balance Sheet Information	June 30, 2004	June 30, 2003	December 31, 2003

Cash and short term investments	$19, 303,000	$15,352,000	$19,813,000
Accounts receivable, net	23,080,000	23,179,000	22,595,000
Other current assets	3,999,000	3,466,000	3,233,000

Total current assets	46,382,000	41,997,000	45,641,000
Fixed assets, net	6,777,000	4,347,000	4,928,000
Other long term assets	1,970,000	1,714,000	2,117,000
Total assets	55,129,000	48,058,000	52,686,000

Deferred revenue	25,410,000	24,806,000	25,540,000
Other current liabilities	6,017,000	6,539,000	6,055,000

Total current liabilities	31,427,000	31,345,000	31,595,000
Other long term liabilities	428,000	157,000	428,000
Stockholders' Equity	23,274,000	16,556,000	20,663,000
Total liabilities and Stock holders' Equity	55,129,000	$48,058,000	$52,686,000

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